SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2004

SOUTHERN PERU COPPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14066	13-3849074
(State or other jurisdiction of organization)	(Commission File Number)	(IRS Employer Identification No.)

2575 East Camelback Rd.
Phoenix, AZ		85016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 977-6500

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events

On April 30, 2004, Southern Peru Copper Corporation (the “Company”) issued a press release regarding the election of 13 directors and the ratification of PricewaterhouseCoppers, as independent accountants, at the annual meeting of stockholders held on April 29, 2004.

Directors elected to represent the common shareholders of SPCC are Messrs. Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes.

Elected to represent the Class A shareholders are Messrs. Emilio Carrillo Gamboa, Jaime Claro, Jaime Fernando Collazo González, Xavier García de Quevedo Topete, Oscar González Rocha, Harold S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Armando Ortega Gómez, Juan Rebolledo Gout, and Carlos Ruiz Sacristán.  Mr. Jaime Fernando Collazo González was chosen by the Class A shareholders to replace Mr. Héctor García de Quevedo, who had resigned from the Board on April 28, 2004.

The press release is annexed as Exhibit 99.1 to this report and by this reference incorporated herein and made a part hereof.

On April 29, 2004, the Board of Directors of the Company elected Mr. Jaime Fernando Collazo González Vice President, Finance, Chief Financial Officer, and Named Fiduciary to fill the vacancy created by the resignation of Mr. Héctor García de Quevedo who had held these offices on an interim basis pending designation of another officer, as well as the office of Treasurer of the Company.  Mr. García de Quevedo confirmed that he did not have any disagreements with the Company or management.  The Company expressed its deep gratitude and recognition to Mr. Héctor García de Quevedo for his valuable contributions to the Board and to the Company.

On the same date, the Board of Directors of the Company elected Mr. José N. Chirinos as Treasurer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN PERU COPPER CORPORATION

	By:	/s/ Armando F. Ortega Gómez
	Its:	Secretary

Date: April 30, 2004

Exhibit Index

99.1

Press release issued by Southern Peru Copper Corporation (the “Company”) dated April 30, 2004, announcing the election of 13 directors and the ratification of PricewaterhouseCoppers, as independent accountants.